EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-49364, No. 333-49372, No. 333-39854, No. 333-86565, and No. 333-146166) and Form S-3 (No. 333-80043, No. 333-93301, No. 333-32674, No. 333-45868, No. 333-52450, No. 333-75760, No. 333-99059, No. 333-107590, No. 333-115029, No. 333-118397, and No. 333-146165) of EasyLink Services International Corporation (the “Company”) of our report dated October 22, 2007, relating to the consolidated financial statements of the Company as of July 31, 2007 and 2006, and for the three years in the period ended July 31, 2007, which appears in this Form 10-K.
/s/ Tauber & Balser, P.C.
Atlanta, Georgia
October 22, 2007